Exhibit 99.1

WORLD’S LARGEST FUEL CELL EXHIBITION OPENS IN TOKYO
VIASPACE DEBUTS PRODUCTS TO ASIAN MARKET

PASADENA, CA and Tokyo Japan —February 7, 2007— VIASPACE Inc. (OTCBB: VSPC), and its subsidiary Direct Methanol Fuel Cell Corporation (DMFCC) debuted several new fuel cell products to the Asian marketplace at its booth at FC EXPO 2007, the world’s largest fuel cell and hydrogen industry exhibition, which opened today in Tokyo. Organizers of Fuel Cell Expo reported a record first day crowd and expect more than 23,000 attendees over the three-day event.

Dr. Carl Kukkonen, CEO of both VIASPACE and DMFCC, said, “Fuel Cell Expo 2007 is a great event. Not only do we get exposure to new potential customers and partners, we can meet with our current global partners because everyone is here for the show. I arrived on Sunday and have had nonstop meetings since then. For the first time, we are demonstrating our pressurized fuel cartridge with a direct methanol fuel cell made by Parker Hannifin. The VIASPACE laser-based humidity sensor for hydrogen fuel cells is measuring humidity in real time. Customers like to see things actually working, not just a static display of products. There is a tremendous push toward commercialization of fuel cell products in Asia and Japan, Korea, Taiwan and China are well represented at the Expo.”

DMFCC focuses on producing and distributing methanol fuel cartridges designed to provide the energy source for laptop computers, cell phones and other portable electronic devices to be powered by direct methanol fuel cells.

Fuel cells are expected to gain a substantial market share because they offer longer operating time as compared to current lithium ion batteries and may be instantaneously recharged by simply replacing the disposable fuel cartridge. Leading OEMs have announced that they are developing direct methanol fuel cells for portable electronic applications.

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 and our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.